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                                                                    EXHIBIT 99.2

                                IRREVOCABLE PROXY


         The undersigned hereby grants until May 17, 2006 to Commonwealth Associates, L.P., a New York limited partnership ("Commonwealth"), with full power of substitution, an irrevocable proxy for the undersigned to vote or give consents with respect to all shares of voting capital stock of InkSure Technologies Inc., a Delaware corporation (the "Corporation") and, any securities into which the voting capital stock of the Corporation are converted or exchanged for upon any merger or other combination held by the undersigned, according to the number of votes that the undersigned could cast, with all powers that the undersigned would have with respect to the election of directors of the Corporation solely for the purpose of enforcing Commonwealth's rights described in Section 4(j) of that certain Placement Agency Agreement between Commonwealth and the Corporation dated as of May 17, 2002.

         IN WITNESS WHEREOF, the undersigned has executed this Proxy as its legally binding obligation this _____ day of June 2002.




By:
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Name:
Title: